Brukardt

FORM 4			UNITED STATES SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549												OMB APPROVAL
	Check this box if no longer														OMB Number: 3235-0287
	subject to Section 16. Form 4														Expires: January 31, 2005
	or Form 5 obligations may continue.		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP												Estimated average burden
	See instruction 1(b).														hours per response. . . . 0.5
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
1. Name and Address of Reporting Person*					2. Issuer Name and Ticker or Trading Symbol							6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
					Avista Corporation (AVA)								Director		10% Owner
Brukardt		David		A.								x	Officer (give		Other (specify
	(Last)	(First)	(Middle)		3. I.R.S. Identification				4. Statement for				title below)		below)
					Number of Reporting				Month/Day/Year
1411 E. Mission Avenue					Person, if an entity								Vice President
		(Street)			(Voluntary)				September 17, 2002
									5. If Amendment, Date			7. Individual or Joint/Group Filing (Check Appplicable Line)
									of Original (Month/Year)			__x__Form filed by One Reporting Person
Spokane		WA		99202								_____Form filed by More than One Reporting Person
	(City)	(State)		(Zip)
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security					2. Trans-		3. Trans-		4. Securities Acquired (A)			5. Amount of		6. Ownership	7. Nature of Indirect
(Instr. 3)					action		action		or Disposed of (D)			Securities		Form:	Beneficial
					Date		Code		(Instr. 3, 4 and 5)			Beneficially		Direct (D)	Ownership
							(Instr. 8)					Owned at		or	(Instr. 4)
					(Month/							End of Month		Indirect (I)
					Day/					(A) or		(Instr. 3 and 4)		(Instr. 4)
					Year)		Code	V	Amount	(D)	Price
Common Stock (Held in IRA - Street Name)												570		I	By IRA Trustee
Common Stock												100		D
Common Stock (401(k) Investment Plan Shares)												1,191		I	By Trustee

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.															(Over)
*If the form is filed by more than one reporting person, see Instruction 4(b) (v).															SEC 1474 (9-02)
Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)			Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security			2. Conver-	3. Trans-	4. Trans-		5. Number of Deriv-		6. Date Exer-		7. Title and Amount of		8. Price	9. Number	10. Owner-	11. Nature
(Instr. 3)			sion or	action	action		ative Securities Ac-		cisable and		Underlying Securities		of	of Deriv-	ship	of
			Exercise	Date	Code		quired (A) or Dis-		Expiration		(Instr. 3 and 4)		Deriv-	ative	Form of	Indirect
			Price of		(Instr. 8)		posed of (D)		Date				ative	Secur-	Deriv-	Benefi-
			Deri-	(Month/			(Instr. 3, 4, and 5)		(Month/Day/				Secur-	ities	ative	cial
			vative	Day/					Year)				ity	Bene-	Security:	Owner-
			Security	Year)									(Instr.	ficially	Direct	ship
													5)	Owned	(D) or	(Instr.4)
														at End	Indirect
														of Month	(I)
									Date	Expira-	Title	Amount or		(Instr. 4)	(Instr. 4)
									Exer-	tion		Number of
					Code	V	(A)	(D)	cisable	Date		Shares
Phantom Stock Units			1 for 1	09-04-02	A		3		**	**	Com. Stk.	3	$12.7100		D
Phantom Stock Units			1 for 1	09-17-02	A		4		**	**	Com. Stk.	4	$11.1000	202	D
Employee Stock Options									*		Com. Stk.			66,600	D

Explanation of Responses:

*	The options vest in four equal annual installments beginning on the first anniversary of the grant dates.

**	The phantom stock units are accrued under the Executive Deferral Plan of Avista Corp. and will be settled in Avista Corp. Common Stock upon the reporting person's retirement, death, etc.
September 20, 2002
***	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.									***Signature of Reporting Person					Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not																Page 2
required to respond unless the form displays a currently valid OMB Number.

Last Updated on 09-23-2002
By Avista Corp Employee